Exhibit 99.1

Contacts:	Ralph S. Marimon Vice President of Finance Chief Financial Officer (408) 990-4000 rsmarimon@quicklogic.com	Andrea Vedanayagam (408) 656-4494 ir@quicklogic.com

QuickLogic Appoints Edgar Auslander to Board of Directors

SUNNYVALE, Calif. – February 4, 2014 – QuickLogic Corporation (NASDAQ: QUIK), the innovator of ultra-low-power programmable Customer Specific Standard Products (CSSPs), today announced the appointment of Edgar Auslander to QuickLogic’s board of directors.

Mr. Auslander has over 20 years of experience in the mobile market encompassing executive and functional leadership roles with Fortune 500, venture capital and start-up companies primarily in strategic planning and corporate development, marketing, and product development. Mr. Auslander comes from Qualcomm Incorporated where he served as Vice President, Corporate Development and Strategy from 2013 to 2014 and Vice President, Product Management from 2011 to 2013.

Prior to joining Qualcomm, Mr. Auslander was Senior Vice President and Head of Strategic Planning for ST-Ericsson from 2009 to 2011 where he was responsible for corporate strategy and Director, Strategic Alliances and Engineering, Ultra Mobility Group (UMG) at Intel Corporation from 2007 to 2009. While at Intel, he managed and recruited the engineering team responsible for the integration and support of wireless platforms incorporating the Intel Atom processor family for Mobile Internet Devices and managed strategic alliances including co-leading the UMG wireless strategy. He has also held executive and senior management positions at VantagePoint Venture Partners, Texas Instruments Incorporated and IXI Mobile, Inc. Mr. Auslander received an MBA from Columbia Business School, a Masters in Electrical Engineering from Cornell University and a Diplôme d’Ingénieur Electronicien et Mécanicien (equivalent to a B.S. in Electrical and Mechanical Engineering) from ESME in Paris, France.

“Edgar’s vast wireless ecosystem domain expertise and experience in strategic development and marketing make him an ideal addition to QuickLogic’s board,” said Andrew Pease, QuickLogic’s president and CEO. “We are excited that Edgar is joining our board. His insight and experience will be very valuable in helping guide QuickLogic as we continue to expand into the market for mobile and portable electronics.”

About QuickLogic

QuickLogic Corporation (NASDAQ: QUIK) is the inventor and pioneer of innovative, customizable semiconductor solutions for mobile and portable electronics OEMs and ODMs. These silicon plus software solutions are called Customer Specific Standard Products (CSSPs). CSSPs enable our customers to bring their products to market more quickly and remain in the market longer, with the low power, cost and size demanded by the mobile and portable electronics market. For more information about QuickLogic and CSSPs, visit www.quicklogic.com. Code: QUIK-G

QuickLogic is a registered trademark and the QuickLogic logo is a trademark of QuickLogic Corporation. All other brands or trademarks are the property of their respective holders and should be treated as such.

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